Exhibit 99

BUNKER ANOUNCES SECOND INCREASE TO PREVIOUSLY ANNOUNCED BROKERED
PRIVATE PLACEMENT TO C$20.4 MILLION

TORONTO, ON, August 10, 2020 – Bunker Hill Mining Corporation (the “Company”) (CSE: BNKR) is pleased to announce that, due to strong demand, the Company has further increased the size of its previously announced brokered best efforts equity private placement to approximately C$20,400,000. A total of C$1,220,000 of the units will be issued to settle outstanding indebtedness of the Company. The 15% over-allotment option that was previously associated with the offering has been removed from the offering.

The offering led by a syndicate of agents (the “Agents”) is a best efforts brokered private placement of up to 58,285,714 units of the Company (“Units”) at C$0.35 per Unit (the “Offering”). Each Unit will consist of one common share of the Company (a “Common Share”) and one Common Share purchase warrant (a “Warrant”). Each whole Warrant entitles the holder to acquire one Common Share at a price of C$0.50 per Common Share for a period of three years.

The net proceeds from the Offering shall be primarily used for the exploration of the high grade silver potential of the Bunker Hill Mine, lease and other payments required to keep the Company’s option interest in Bunker Hill Mine in good standing, and for general corporate and working capital purposes.

The Agents will be paid a cash commission (the “Agents’ Fee”) equal to 6.0% of the gross proceeds from the Offering. In addition, the Agents will be issued warrants of the Company exercisable for a period of 36 months following the closing of the Offering to acquire in aggregate that number of Units which is equal to 6% of the number of Units sold under the Offering (including any Units sold under the over-allotment option) at an exercise price equal to C$0.35 (the “Broker Warrants”). The Agents shall receive a 2% Agents’ Fee and 6% Broker Warrants in respect of specified gross proceeds from the President’s List.

The first tranche of the Offering is expected to close on or about August 14, 2020 and will be subject to receipt of all necessary regulatory approvals. The Units and securities underlying them will be subject to a six month hold period in accordance with applicable securities laws.

This news release does not constitute an offer of securities for sale in the United States or to or for the account or benefit of U.S. persons (as defined under the United States Securities Act or 1933, as amended (the “U.S. Securities Act”)). The securities being offered have not been, nor will they be, registered under the U.S. Securities Act, and such securities may not be offered or sold within the United States or to or for the account or benefit of U.S. persons absent U.S. registration or an applicable exemption from U.S. registration requirements.

About Bunker Hill Mining Corp.

Bunker Hill Mining Corp. has an option to acquire 100% of all saleable assets at the Bunker Hill Mine. Information about the Company is available on its website, www.bunkerhillmining.com, or within the SEDAR and EDGAR databases.

For additional information contact:

Sam Ash, President and Chief Executive Officer

+1 208 786 6999

sa@bunkerhillmining.com

Cautionary Statements

Certain statements in this news release are forward-looking and involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, as well as within the meaning of the phrase ‘forward-looking information’ in the Canadian Securities Administrators’ National Instrument 51-102 – Continuous Disclosure Obligations. Forward-looking statements are not comprised of historical facts. Forward-looking statements include estimates and statements that describe the Company’s future plans, objectives or goals, including words to the effect that the Company or management expects a stated condition or result to occur. Forward-looking statements may be identified by such terms as “believes”, “anticipates”, “expects”, “estimates”, “may”, “could”, “would”, “will”, or “plan”. Since forward-looking statements are based on assumptions and address future events and conditions, by their very nature they involve inherent risks and uncertainties. Although these statements are based on information currently available to the Company, the Company provides no assurance that actual results will meet management’s expectations. Risks, uncertainties and other factors involved with forward-looking information could cause actual events, results, performance, prospects and opportunities to differ materially from those expressed or implied by such forward-looking information. Forward looking information in this news release includes, but is not limited to, the anticipated size of the Offering, the Offering price, the anticipated closing date and the completion of the Offering, the anticipated use of the net proceeds from the Offering, the receipt of all necessary approvals, and the Company’s intentions regarding its objectives, goals or future plans and statements. Factors that could cause actual results to differ materially from such forward-looking information include, but are not limited to: an inability to complete the Offering on the terms or on the timeline as announced or at all; the ability to predict and counteract the effects of COVID-19 on the business of the Company, including but not limited to the effects of COVID-19 on the price of commodities, capital market conditions, restriction on labour and international travel and supply chains; failure to identify mineral resources; failure to convert estimated mineral resources to reserves; the inability to complete a feasibility study which recommends a production decision; the preliminary nature of metallurgical test results; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; political risks; changes in equity markets; uncertainties relating to the availability and costs of financing needed in the future; the inability of the Company to budget and manage its liquidity in light of the failure to obtain additional financing, including the ability of the Company to complete the payments pursuant to the terms of the agreement to acquire the Bunker Hill Mine Complex; inflation; changes in exchange rates; fluctuations in commodity prices; delays in the development of projects; capital, operating and reclamation costs varying significantly from estimates and the other risks involved in the mineral exploration and development industry; and those risks set out in the Company’s public documents filed on SEDAR. Although the Company believes that the assumptions and factors used in preparing the forward-looking information in this news release are reasonable, undue reliance should not be placed on such information, which only applies as of the date of this news release, and no assurance can be given that such events will occur in the disclosed time frames or at all. The Company disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, other than as required by law. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.